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                                                                     EXHIBIT 2.7




                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into effective July 1, 1996, by and among HENRY H. CALDERONI, M.D., P.A. ("Calderoni P.A."), a Texas professional association, HENRY H. CALDERONI, M.D., an individual resident of El Paso, Texas ("Seller"), and DONALD F. ANGLE, M.D., P.A., a Texas professional association ("Purchaser").

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the 1,000 outstanding shares of capital stock, $1.00 par value (the "Stock"), of Calderoni P.A. in exchange for the consideration set forth herein;

         WHEREAS, the parties to this Agreement previously agreed June 13, 1996 to the substantive terms and provisions hereof, including but not limited to the transfer and delivery of the Calderoni P.A. Stock in exchange for cash and a promissory note, and have at all times since June 13, 1996 conducted their respective businesses and foregone other business opportunities in reliance on the consummation of the transaction described herein; and

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

         1. Purchase and Sale. On the terms and subject to the conditions set forth herein, Seller agrees to and does hereby sell and deliver to Purchaser, and Purchaser agrees to and does hereby purchase from Seller, all of the shares of Stock, free and clear of any liens, security interests, claims, and encumbrances.

         2. Purchase Price. In exchange for the Stock, Purchaser shall pay the following consideration (in the aggregate, the "Purchase Price"):

                 a.       Cash in the amount of $350,000.00; and

                 b. Promissory Note (herein so called) in the amount of $950,000.00.

         3. Closing. The transactions contemplated hereby will be consummated at a Closing (herein so called) to be held on August 21, 1996, at such time and place as the parties agree. The date on which Closing occurs is referred to herein as the "Closing Date." At Closing, the parties shall execute and deliver, or cause to happen, the following:

                 a. Purchaser shall pay to Seller the cash portion of the Purchase Price and shall execute and deliver to Seller a





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         Promissory Note in the form of Exhibit A attached hereto, against delivery by Seller of certificates representing all of the Stock, duly endorsed for transfer or accompanied by duly executed stock powers;

                 b. Purchaser and Seller shall execute and deliver the Employment Agreements (as defined in Section 5 of this Agreement);

                 c. Seller (in his individual capacity and as the shareholder, director, and officer of Calderoni P.A.) and Calderoni P.A. shall execute and deliver to Purchaser such documents as Purchaser or its counsel may require in order to consummate the merger of Calderoni P.A. into Purchaser after Closing; and

                 d. Each party to this Agreement shall perform any and all further acts and execute and deliver any and all documents and instruments that may be reasonably necessary to carry out the provisions of this Agreement.

         4. Merger. The parties contemplate that, as soon as possible after the execution hereof, Calderoni P.A. will be merged with and into Purchaser. Seller will deliver all necessary approvals for such merger to Purchaser contemporaneously with execution of this Agreement.

         5. Employment. Purchaser agrees to employ Seller pursuant to the Employment Agreements (herein so called) in the form of Exhibit B1 and Exhibit B2 attached hereto. Such employment will be solely pursuant to the terms of the Employment Agreements, and nothing in this Agreement shall constitute a separate employment agreement or define any terms of Seller's employment by Purchaser.

         6. Termination of Employee Benefit Plans. Prior to the Closing Date, Seller shall terminate its participation in any and all employee benefit plans in which it is a participating employer, including, but not limited to, the Doctors' Inn, Inc. Pension Plan, terminate any and all employee benefit plans for which it is the sponsoring employer, and make any and all required contributions to each of such plans. In addition, within forty-five (45) days after the Closing Date, Seller shall take any additional action necessary to terminate its participation or sponsorship of such plans, including with respect to any qualified retirement plan for which Seller is a sponsor, filing an application for determination with the Internal Revenue Service ("IRS") that the termination of such plan will not adversely affect such plan's qualified status under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or the tax-exempt status of the related trust, if any, under section 501(a) of the Code.





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         7.      Representations and Warranties of Calderoni P.A. and Seller.
Calderoni P.A. and Seller, jointly and severally, represent and warrant that the following are true and correct as of this date:

                 a. Organization and Good Standing. Calderoni P.A. is a professional association duly organized, validly existing and in good standing under the laws of Texas.

                 b. Ownership of Shares. Seller is the owner of all of the shares, and the shares are owned by Seller free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or shareholders' agreements, equities, charges, options, conditional sale or title retention agreements, restrictions, or any other burdens.

                 c. Liabilities and Obligations. There are no liabilities or obligations of Calderoni P.A. whatsoever, accrued, fixed, contingent or otherwise (known or unknown and asserted or unasserted), existing on the date hereof, except for those liabilities set forth in Exhibit C. Except as set forth in Exhibit C, Calderoni P.A. is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and Calderoni P.A. and Seller know of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

                 d. Contracts and Commitments with Third Parties. There is set forth on Exhibit D a list of all outstanding contracts and agreements, whether or not in writing, which relate to Calderoni P.A., including, but not limited to, insurance policies to which Calderoni P.A. is a party.

                 e. Litigation. Except as set forth in Exhibit F, there is no claim, litigation, action, suit, or proceeding, administrative or judicial, pending or, to Seller's knowledge, threatened against Seller or Calderoni P.A., at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise.

                 f. Taxes. As of the date hereof, all returns and reports of or relating to any foreign, federal, state, or local tax that are required to be filed on or before the Closing Date for, by, on behalf of, or with respect to Calderoni P.A., including, but not limited to, those relating to the income, business, operations, or assets of Calderoni





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         P.A., have been or will be timely filed with the appropriate foreign, federal, state, and local authorities on or before the Closing Date;

                 g. Employee Benefit Plans. Set forth in Exhibit E is a true, complete, and correct list of all employee benefit plans as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any other severance, termination, change of control, stock based, or group insurance plan which Seller currently maintains, or has ever maintained, with respect to any of its current or former employees (collectively the "Plans"). Seller represents and warrants that each of the Plans is being, and has been, maintained, operated, and administered in all material respects in accordance with its respective terms and all applicable laws, including, but not limited to ERISA and the Code, and that no material liability or obligation has been incurred (and is unsatisfied) or is expected to be incurred by Seller (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to any applicable law, including Titles I and IV of ERISA and the penalty, excise tax, or joint and several liability provisions of the Code relating to
         employee benefit plans.   Each Plan intended to be qualified under
         section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code and all amendments necessary to maintain the qualification of such Plans have been made within the time allowed by the Code and ERISA and, to the knowledge of Seller, no event has occurred or condition exists which could adversely affect such determination. With respect to each Plan which is an "employee welfare benefit plan," as defined in section 3(1) of ERISA, (i) no such plan is unfunded or funded through a "welfare benefit fund," as defined in section 419 of the Code, (ii) each such plan which is a "group health plan," as defined in section 5000(b)(1) of the Code, is in compliance in all material respects with the applicable requirements of section 4980B of the Code, (iii) no such plan provides retiree medical benefits to former employees of Seller or any related entity, and (iv) there are no unpaid or overdue insurance premiums required to be paid with respect to such plan. There are no actions, suits, or claims, other than routine claims for benefits, pending or, to the knowledge of Seller, threatened with respect to any of the Plans or against any trustee, fiduciary, or administrator of the Plans. There are no investigations or audits of any Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that





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         resulted in any liability of Seller that have not been fully discharged and no Plan has been submitted to the IRS under the voluntary compliance resolution or closing agreement programs.

                 h. Except as set forth in Exhibit G, since July 1, 1996, Seller has not caused Calderoni P.A. to do any of the following, and Calderoni P.A. has not:

                          (1) sold, leased, optioned, or transferred any material portion of the assets of Calderoni P.A.;

                          (2) suffered any material loss, or material interruption in use, of any material asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike, or other hazard or Act of God;

                          (3) made any material change in the conduct or nature of its business or operations;

                          (4) waived any material rights arising out of the conduct of, or with respect to, its business or operations;

                          (5) made or committed to make any capital expenditures in an amount in excess of $5,000.00;

                          (6) declared or paid any dividend or other distributions with respect to its capital shares or redeemed, repurchased, or otherwise acquired any of its own capital shares;

                          (7) made any material increase in the rate or terms of compensation payable by Calderoni P.A. to, or any increase in the rate or terms of, any bonus, insurance, pension, or other employee benefit plan on behalf of any director, officer, or key employee of Calderoni P.A.;

                          (8) made any change in accounting methods, principles, or practices, except as required by generally accepted accounting principles;

                          (9) suffered any creation, occurrence, or assumption of any material indebtedness for money borrowed other than in the form of accounts payable for goods and services in the ordinary course of business;

                          (10) assumed, guaranteed, or incurred any liability for the obligations of any other person or suffered the subjecting of any property or assets of Calderoni P.A. to mortgage, lien, pledge, or other encumbrance other than





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         purchase money security interests or liens for taxes yet due and payable in the ordinary course of business;

                          (11) without limitation by the enumeration of any of the foregoing, entered into any material transaction (including borrowing, leasing, or capital financing or any lease of real property) other than in the ordinary course of business;

                          (12) incurred any material liabilities other than in the ordinary course of business;

                          (13) suffered or been threatened with any adverse change which has had or could have a material adverse effect on Calderoni P.A.; or

                          (14)     agreed to do any of the foregoing.

                 i. Survival of Representations and Warranties. The representations and warranties set forth in this Section 7 shall survive the consummation of the transactions contemplated in this Agreement.

         8. Representations and Warranties of Purchaser. As a material inducement to Seller and Calderoni P.A to enter into this Agreement and perform its obligations hereunder, Purchaser represents and warrants to Seller, which warranties and representations shall survive the consummation of the contemplated transactions, that:

                 a. Disclosure. Purchaser has analyzed, or has had the opportunity to analyze, and is familiar with the business operations of Calderoni P.A., its current financial statements and all other financial information, and other exhibits and related documents to this Agreement. Purchaser understands that all books, records and documents of Seller relating to this transaction have been available for inspection by Purchaser upon reasonable notice. Purchaser confirms that all documents requested by same have been made available, and additionally, has been supplied with all of the additional information concerning this transaction which has been requested. In making a decision to purchase the Shares, Purchaser has relied upon information provided in writing by Seller, or found in the books, records, or documents of Seller, and Purchaser's analysis of such information and has had an opportunity to ask questions of and receive answers from persons acting on behalf of Seller to verify the accuracy and completeness of such information.

                 b. Performance. Purchaser has the financial and operational capability to timely and fully perform each of the





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         obligations and liabilities of Calderoni P.A.  Purchaser shall use its best efforts to secure the release of Seller, if Seller has any such personal liability, on any obligations and liabilities remaining after the Closing.

                 c. Organization. Purchaser is a professional association duly organized, validly existing, and in good standing under the laws of the State of Texas.

                 d. Authority. Purchaser has full association power and authority to enter into and perform this Agreement and each other agreement, instrument, and document required to be executed by Purchaser in connection herewith.

                 e. Execution of Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Association or Bylaws of Purchaser, (ii) violate, conflict with, or result in the breach of any of the terms of or constitute a default under, any agreement, contract, lease, or other instrument to which Purchaser is a party or to which its assets or properties may be bound or subject, or (iii) violate any order, judgment, award, or decree of any court, arbitrator, or governmental or regulatory body against, or binding upon, Purchaser or upon the properties, assets, or business of Purchaser.

         9.      Indemnifications.

                 a. Purchaser. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller (and any affiliated party of Seller), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by Seller or any affiliated party, directly or indirectly, caused by reason of or resulting from or arising out of (i) any misrepresentation or any breach or nonfulfillment of any representation, warranty, covenant and agreement of Purchaser contained in or made pursuant to this Agreement, and (ii) any act or omission of Purchaser occurring after the Closing Date which relates to the ownership or operation of Calderoni P.A., or its successor in interest.

                 b. Seller. Seller hereby agrees to indemnify, defend and hold harmless Purchaser (and any affiliated party of Purchaser), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and





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         reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by Purchaser or any affiliated party, directly or indirectly, caused by reason of or resulting from or arising out of any misrepresentation or any breach or nonfulfillment of any representation, warranty, covenant and agreement of Seller contained in or made pursuant to this Agreement, but expressly excluding any claims of a malpractice nature arising after the date of this Agreement which are asserted against Seller and are covered by professional medical malpractice insurance.

         10. Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments, certificates, and other documents and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

         11.     Miscellaneous.

                 a. Entire Agreement. This Agreement and the other agreements expressly contemplated herein supersede any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contain all of the covenants and agreements between the parties with respect thereto.

                 b. Modification and Waiver. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by all the parties hereto. No waiver of any term or condition of this Agreement shall be enforceable unless it shall be in writing signed by the party against which or whom it is sought to charged. The waiver by either party of a breach of any provision of this Agreement by any other shall not operate or be construed as a waiver of any subsequent breach by such other party.

                 c. Governing Law. The laws of the State of Texas shall govern the validity or enforceability and the interpretation or construction of all provisions of this Agreement and all issues hereunder.

                 d. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. Faxed signatures to this Agreement will be binding and enforceable without the requirement that the manually executed signature page be delivered.

                 e. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement,





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         the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.

                 f. Assignment. Neither party may assign this Agreement without the prior, express, and written consent of the other party hereto, which consent may be withheld in such other party's sole discretion.

                 g. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective personal representatives, heirs, successors, and permitted assigns.

                 h. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any right enforceable by any person not a party to this Agreement.

     [THIS SPACE INTENTIONALLY BLANK, SIGNATURES ARE ON FOLLOWING PAGE.]





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    SELLER:


                                    /S/ HENRY H. CALDERONI, M.D.
                                    ------------------------------------------
                                        HENRY H. CALDERONI, M.D.


                                    PURCHASER:


                                    DONALD F. ANGLE, M.D., P.A.


                                    By: /S/ DONALD F. ANGLE, M.D.
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------


                                    CALDERONI P.A.


                                    HENRY H. CALDERONI, M.D., P.A.


                                    By: /S/ HENRY H. CALDERONI, M.D.
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------





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